UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 28, 2018

MEDITE CANCER DIAGNOSTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-143570	36-4296006
(Commission File Number)	(IRS Employer Identification No.)

4203 SW 34th St.
Orlando, FL	32811
(Address of Principal Executive Offices)	(Zip Code)

(407) 996-9630
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On June 28 and July 9, 2018, respectively, MEDITE Cancer Diagnostics, Inc., (the “Company”) entered into and closed a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (“Purchaser”), pursuant to which the Company agreed to issue to the Purchaser a secured promissory notes in the aggregate principal amounts of $100,000 and $520,000, respectively (the collectively the “Note”). The Note matures on the 60th month anniversary date following the Closing Date, as defined in the Note (the “Maturity Date”). Accrued interest shall be paid in restricted common stock of the Company calculated at a value of $0.075 per share and on the basis of a 360-day year and shall accrue and compound monthly. The Note is secured by a security agreement (the “Security Agreement”) and shall represent a perfected senior lien on all of the assets of the Company and its subsidiaries and will be subordinate to the obligation entered into with GPB Debt Holdings II, LLC and the affiliated subordinate investors on September 26, 2017. The Note shall bear interest at a rate of 12% per annum. In addition, and in accordance with the terms of the Purchase Agreement, the Purchaser was issued an aggregate amount of 8,266,667 shares of the Company’s restricted common stock at 0.075 per share (the “Shares”). The Purchaser shall have piggy-back registration rights with respect to the Shares.

On July 11, 2108, the Company entered into and closed a Securities Purchase Agreement upon the same terms to the Purchase Agreement and Note with an additional accredited investors (“Additional Purchaser”) pursuant to which the Company agreed to issue to the Additional Purchasers secured promissory notes in the aggregate principal amount of $200,000 (“Additional Note”). The Additional Note is also secured by a security agreement upon the same terms as the Purchaser. In addition, the Additional Purchaser was issued an aggregate of 2,666,667 shares of the Company’s restricted common stock at 0.075 per share (the “Additional Shares”) upon the same terms as the Purchaser.

The Note and Additional Note shall be collectively referred to as the “Notes.” The Shares and Additional Shares shall be collectively referred to as the “Company Shares.”

Additionally, on July 9, 2018, a Director of the Company agreed to convert $30,000 of outstanding debt owed to him by the Company upon the same terms to the Purchase Agreement and Notes set forth above. The Company agreed to issue to the Director 400,000 shares the Company’s restricted common stock at 0.075 per share.

The foregoing summary of the transactions contemplated by the Purchase Agreement and the documents and instruments to be executed and/or issued in connection therewith, does not purport to be complete and is qualified in its entirety by reference to the definitive transaction documents, copies of which are attached as exhibits to this Current Report on Form 8-K.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the transactions described in Item 1.01 of this Current Report, which is incorporated into this Item 2.03, the Company has entered into and closed Purchase Agreements with the Purchaser, Additional Purchaser and Director as of the dates set forth in Item 1.01 pursuant to which it agreed to issue the Notes, Company Shares and Security Agreements to the Purchaser, Additional Purchaser and Director. The Notes will bear interest at a rate of 12% per annum, will be secured in accordance with the terms and conditions of the Security Agreements, and will be due and payable on the 60th month anniversary date following the Closing Date, as defined in the Notes or upon acceleration in accordance with its terms. Accrued interest shall be paid in restricted common stock of the Company calculated at a value of $0.075 per share and on the basis of a 360-day year and shall accrue and compound monthly. The Company may prepay the Notes at any time and from time to time without penalty. Payment of the obligations under the Notes may be accelerated, in general, upon any of the following events: (i) an uncured failure to pay any amount under the Notes when due; (ii) an uncured breach by the Company of its obligations under any of the offering documents; (iii) a material breach by the Company of its representations and warranties contained in the offering documents; (iv) certain material judgments are rendered against the Company; and (v) the occurrence of certain voluntary and involuntary bankruptcy proceedings.

Further, on July 29, 2018, the Company entered into a Forebearance Agreement with GPB DEBT HOLDING II, LLC (“Lender”), whereby the Lender agreed to forbear its exercise of registration rights pursuant to Section 4.9 of the Securities Purchase Agreement dated September 26, 2017 (“SPA”), and with respect to the maintenance of the required interest reserve account pursuant to Section 4.14 of the SPA, until September 30, 2018.

Item 3.02       Unregistered Sales of Equity Securities.

The Company agreed to issue the Notes and Shares to the Purchaser, Additional Purchaser and Director in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The information disclosed in Items 1.01 and 2.03 is incorporated into this Item 3.02 in its entirety.

Item 9.01       Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement
10.2	Form of Secured Convertible Promissory Note
10.3	Form of Security Agreement
10.4	First Amendment to Forebearance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDITE CANCER DIAGNOSTICS, INC.

Date: July 12, 2018	By:	/s/ Stephen Von Rump
Stephen Von Rump
Chief Executive Officer